Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Asian Financial, Inc. and Subsidiaries

We consent to the use of our report dated September 5, 2008, with respect to the consolidated balance sheets of Asian Financial, Inc. and Subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of income and other comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2008, which is incorporated in this Annual Report (Form 10-K/A) for the year ended June 30, 2008.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 10, 2009